EXHIBIT 10.14

UGI CORPORATION
EXECUTIVE ANNUAL BONUS PLAN
(As amended as of November 16, 2012)
I.Purpose. The purpose of the UGI Corporation Executive Annual Bonus Plan (the “Plan”) is to provide a means whereby UGI Corporation (the “Company”) may provide incentive compensation to its eligible employees to serve as an incentive for employee performance and retention. The Plan is intended to encourage eligible employees to contribute to the growth of the Company and the enhancement of shareholder value. The Plan is part of a total compensation structure under which a meaningful portion of eligible employees’ total compensation is based on achievement of performance goals relating to the eligible employees’ business and/or area of responsibility. The Plan was originally effective as of October 1, 2006 and has been amended and restated as of November 16, 2012.
II.    Definitions. Whenever used in this Plan, the following terms will have the respective meanings set forth below:
2.1    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
2.2    “Board” means the board of directors of the Company as constituted from time to time.
2.3    “Code” means the Internal Revenue Code of 1986, as amended.
2.4    “Committee” means (i) for Senior Management, the Compensation and Management Development Committee of the Board or its successor and (ii) for eligible employees who are not members of Senior Management, the Chief Executive Officer of the Company or his designee.
2.5    “Company” means UGI Corporation, a Pennsylvania corporation, or any successor thereto.
2.6    “Employer” means the Company and its Affiliates.
2.7    “Equity Plan” means the UGI Corporation 2013 Omnibus Incentive Compensation Plan, as in effect from time to time, or a successor plan.
2.8    “Participant” means an eligible employee or other individual who provides services to the Company or its Affiliates and who is described in Section III as a participant in the Plan. Employees of UGI Utilities, Inc. and AmeriGas Propane, Inc. and their subsidiaries are not eligible to participate in the Plan.

2.9    “Plan” means this UGI Corporation Executive Annual Bonus Plan, as in effect from time to time.
2.10    “Senior Management” means those employees who are designated as executive officers by the Board pursuant to Rule 16a-1 of the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.
2.11    “Stock Award” shall have the meaning given that term under the Equity Plan.
III.    Participation. All salaried employees of the Company and its Affiliates (other than UGI Utilities, Inc., AmeriGas Propane, Inc. and their subsidiaries) in grade level 70 or above shall be eligible to participate in the Plan for each fiscal year. The Company’s fiscal year begins on October 1. The Committee may also designate in writing that one or more senior level directors or employees of an Affiliate shall be Participants in the Plan for a fiscal year, in its sole discretion.
IV.    Annual Bonus.
4.1    Target Bonus. At the beginning of each fiscal year, the Committee shall establish target bonuses as a percentage of each Participant’s salary for the fiscal year. Each Participant shall be eligible to receive an annual bonus for the fiscal year based on the achievement of business/financial performance goals, and the Participant’s individual performance goals, if applicable, during the fiscal year. The amount actually paid to a Participant may be more or less than the target bonus amount, depending on the extent to which the performance goals are satisfied.
4.2    Performance Goals.
(a)    Business/Financial Goals. At the beginning of each fiscal year, the Committee shall establish the business/financial performance goals for the fiscal year and leverage tables that apply to the performance goals.
(b)    Individual Goals. The Committee shall determine which Participants shall have individual performance goals as part of their bonus calculation. At the beginning of each fiscal year, the Committee shall establish each Participant’s individual performance goals for the year, if applicable, and shall set leverage tables that will apply to individual performance goals. The portion of the target bonus attributable to individual performance will be payable only if the business/financial performance goals are achieved at the threshold level of performance.
(c)    Weighting. At the time the Committee establishes performance goals for each fiscal year, the Committee will determine the weighting for each Participant with respect to the business/financial goals and the individual goals. The weighting of the two types of goals need not be uniform as to all Participants.
(d)    Communication of Goals. The Committee shall provide for the communication of the performance goals and corresponding leverage tables to the Participants.

4.3    Determination and Approval of Bonus Payments.
(a)    At the end of the fiscal year, the Committee shall determine the amount of each Participant’s bonus, if any, based on the achievement of the business/financial performance goals and, if applicable, the achievement of the individual performance goals. The Committee shall have sole discretion to determine whether and to what extent the performance goals have been met. The Committee may adjust the performance results for extraordinary items or other events, as the Committee deems appropriate.
(b)    If the threshold level of business/financial performance is not achieved, no bonuses will be paid.
(c)    With respect to Participants whose annual bonus under the Plan is based solely on the achievement of business/financial performance goals, the Committee shall have discretion to increase or decrease the amount of the annual bonus by 50% more or less than the amount otherwise determined, based on the Participant’s contribution to the achievement of the business/financial performance goals, other contributions that have a significant impact on Company performance, or other factors.
4.4    Newly Hired Employees, Promotions and Transfers. Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan during the fiscal year may be eligible to receive a prorated bonus award calculated in whole months based on the relative time spent in the eligible position during the fiscal year, as determined by the Committee. If a Participant is transferred to an Affiliate of the Company (or into a position with a different annual bonus target percentage) during the fiscal year, the Participant’s performance goals may be adjusted to reflect the change in Employer or position. If a Participant is transferred into a position that is not eligible to participate in the Plan during the fiscal year, the Participant may be eligible to receive a prorated award calculated in whole months based on the relative time spent in the eligible position during the fiscal year, as determined by the Committee.
4.5    Payment of Annual Bonus. Each annual bonus for a fiscal year shall be paid to the Participant in a single lump sum payment between September 30 and December 31 of the calendar year in which the fiscal year ends, except as provided below. Annual bonuses for a fiscal year shall be paid in cash; provided that the Committee may determine that part or all of a Participant’s annual bonus shall be paid in the form of a Stock Award under the Equity Plan. Unless the Committee determines otherwise, to the extent that an officer of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, shall not have satisfied any ownership requirement then applicable to such officer, as set forth in the UGI Corporation Stock Ownership Policy, up to 10% of the gross amount of the officer’s annual bonus shall be paid in fully vested Stock Awards under the Equity Plan.
4.6    Withholding Tax. Each Employer shall withhold from each bonus payment an amount sufficient to satisfy all federal, state and local tax withholding requirements relating to the bonus. Unless the Committee determines otherwise, withholding taxes with respect to any portion of a bonus paid in the form of a Stock Award shall be deducted from the cash portion of such bonus.
V.    Termination of Employment. Except as provided below, a Participant must be employed by the Employer on the last day of the fiscal year for which the bonus is earned in order to receive a bonus for the year. If a Participant’s employment terminates on account of retirement, death or disability, the Committee may determine in its sole discretion that an annual bonus will be paid for the year of termination. The Committee may take into account factors such as Company performance, individual performance and the portion of the year elapsed prior to termination. The annual bonus, if any, shall be paid within 60 days after the date of termination.
VI.    Administration. The Committee administers the Plan. The Committee shall have full power and discretionary authority to interpret and administer the Plan, to make all determinations, including all participation and bonus determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan. Any action required of the Committee under the Plan shall be made in the Committee’s sole discretion and not in a fiduciary capacity. All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, the Participants, and any other persons having or claiming an interest hereunder. All bonuses shall be awarded conditional upon the Participant’s acknowledgement, by continuing in employment with the Employer, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such bonus.
VII.    General Provisions.
7.1    Transferability. No bonus under this Plan shall be transferred, assigned, pledged or encumbered by the Participant nor shall it be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. In the event of a Participant’s death, any amounts payable under this Plan, as determined by the Committee, shall be paid to the Participant’s estate.
7.2    Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. Each Participant’s right to receive a bonus shall be no greater than the right of an unsecured general creditor of the Employer. All bonuses shall be paid from the general funds of the Employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of bonuses.
7.3    No Rights to Employment. Nothing in the Plan, and no action taken pursuant hereto, shall confer upon a Participant the right to continue in the employ of the Employer, or affect the right of the Employer to terminate a Participant’s employment at any time for cause or for no cause whatsoever.

7.4    Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Code, in order to avoid application of section 409A to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of section 409A.
7.5    Termination and Amendment of the Plan. The Compensation and Management Development Committee may amend or terminate the Plan at any time.
7.6    Successors. The Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.
7.7    Applicable Law. The Plan shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania.

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